UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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VERITY, INC.

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The following materials were first used by Verity, Inc. on November 4, 2005 in discussing the proposed transaction referred to in the material below with its employees, customers, investors and partners and Verity may use these materials in the future for similar purposes:

CORPORATE PARTICIPANTS

Anthony Bettencourt

Verity Inc. - CEO

Steve Springsteel

Verity Inc. - President and CFO

Mike Lynch

Autonomy Corporation PLC - CEO

CONFERENCE CALL PARTICIPANTS

Drew Brosseau

SG Cowen & Co. - Analyst

Barbie Coffey

Brean Murray & Co. - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Verity merger and acquisition announcement conference call. My name is Minosha and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be conducting a question-and-answer session towards the end of this conference. (Operator Instructions).

I would now like to turn the presentation over your host for today’s call, Mr. Anthony Bettencourt, President and Chief Financial Officer. Sir, you may proceed.

Anthony Bettencourt - Verity Inc. - CEO

Thank you very much, operator, and yes, I am actually the Chief Executive Officer. But that’s great. I’m Anthony Bettencourt. With me is Steve Springsteel, our President and Chief Financial Officer. Also on the line is Mike Lynch, the Chief Executive Officer of Autonomy. Steve, can I ask you to get us started?

Steve Springsteel - Verity Inc. - President and CFO

Great, thank you, Anthony. Good morning, everyone. We will be filing a proxy statement relating to the transaction we describe in this call. We encourage you to read it when it becomes available because it will have important information about this transaction.

The statements that we make in this conference call regarding Verity and Autonomy’s entry into a definitive agreement, as well as the benefits to be obtained from this transaction, includes forward-looking statements based on current expectations that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements.

Such factors include but are not limited to the risk that the merger transaction may not close as a result of the failure to satisfy all the closing conditions, including the receipt of regulatory approvals, difficulty in attracting or retaining customers or employees as a result of the signing of the definitive merger agreement, litigation resulting from the signing of the merger agreement or associated transactions, and the risk of unforeseen technical and integration difficulties that could arise in combining the two companies.

Other risks relating to Verity are set forth in Verity’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These filings are also available on a website maintained by the Securities and Exchange Commission at www.sec.gov. Verity and Autonomy assume no obligation to update the information in this conference call.

With that out of the way, it’s back to you, Anthony.

Anthony Bettencourt - Verity Inc. - CEO

Steve, thanks. Well, good morning, everyone, and thanks for joining us today. We are pleased to announce that early this morning, we entered into an agreement to be acquired by Autonomy for $13.50 per share in an all-cash transaction. This represents a fully diluted equity value of $507 million. We think this is the right deal for our shareholders and believe that our customers and partners will benefit from a combined company that has enhanced financial scale and greater combined development and support resources to meet our customers’ needs.

This combination creates a compelling company with over 16,000 customers and over $225 million in trailing revenues. The information access, business search and process management businesses continue to grow in strategic importance, and together, Verity and Autonomy can accelerate the delivery of next-generation information access software to enable customers to automate the organization, management and processing of information of all types across the enterprise.

For those of you who may not know, Autonomy, which is headquartered in Cambridge, England, and listed on the London Stock Exchange, is a global leader in infrastructure software. While we have seen Autonomy in our marketplace over the years, in our discussions with them to date, it’s become clear that we both bring complementary capabilities and expertise to bear, and together, we can provide customers with a broader and more powerful set of solutions.

This is a very complementary partnership. In terms of technology, Verity has core expertise in the business search and process management. Autonomy has core expertise in specialized information access and applications. In terms of distribution, we have a strong direct channel leveraged with partners and Autonomy has a strong partner channel leveraged with direct. Geographically, Verity is strong in the United States and Autonomy in Europe.

Moreover, the two companies share a common vision that information access within the enterprise is at an important inflection point. The exponential growth of business content in a wide variety of silos has driven a need for the ability to search and retrieve information in a cost-effective way.

Autonomy and Verity have a shared vision to develop a next-generation solution to automate the organization, management and processing of all information — text, forms, e-mails, voice and video — from any and all sources.

We believe customers will benefit greatly from this combination. There should be minimal disruption for our customers. The Verity business search products will continue to evolve as an integrated component of Autonomy’s intelligent data operating layer architecture. Autonomy’s products have been designed over the years to be compatible with Verity’s, and there are many existing joint customers.

After the transaction closes, our customers will have access to Autonomy’s broader information access capabilities, which include the ability to search audio and video content. Further, Autonomy’s customers will gain access to our leading business search, content capture and BPM solutions. Post-closing, we will provide a product roadmap to the marketplace. We anticipate that our search technology will continue to evolve as an integrated component of Autonomy’s architecture.

Why now for this transaction? We really believe that our industry is at an inflection point in the development. Enterprises are standardizing around business search. The success of Internet search is driving market awareness. The scope of opportunity remains significant, particularly as customer needs extend across more and more information and content. At the same time, IT customers today are looking to consolidate their vendor lists.

We continue to execute well and build on our strategy as a stand-alone company. But by combining with Autonomy, we can capitalize on our market opportunity and deliver more innovation for customers.

I’m excited to join the combined company in the capacity of Chief Executive Officer of Autonomy Inc., the U.S. subsidiary of Autonomy. Just in working with Mike Lynch, CEO of Autonomy Group, and his team over the past few months, it’s clear to me that both companies have a shared culture around innovation and customer satisfaction, as well as a shared vision for the opportunity in this marketplace.

We are beginning our integration planning within appropriate legal boundaries, and we look forward to sharing that with all of you post-closing. Needless to say, we are committed to building upon the best business practices of both companies and helping to ensure a smooth transition for our customers and our employees.

I would like to summarize by saying that our team is very excited about this opportunity, and I’m personally looking forward to working with the team at Autonomy.

With that, I’m very pleased to have Mike Lynch, CEO of Autonomy Group, on the line from the UK. Mike, would you like to make a few comments?

Mike Lynch - Autonomy Corporation PLC - CEO

Thanks, Anthony, yes. As a Board, we believe that this acquisition makes strong strategic sense, combining leading technology and breadth of geographic presence with an extensive and blue-chip customer base. For our customers, bringing together of these two companies is compelling. They will have the additional comfort of working with a business with real critical mass, significant financial strength and an international presence which matches their business needs and geographic footprints. We at Autonomy are very excited about this deal and the opportunities it should generate.

Anthony Bettencourt - Verity Inc. - CEO

Mike, thank you. I know that it’s the afternoon there, and you have a full plate, given the week’s activities and all the positive announcements you’ve made. I want to thank you for dialing in to address our investors.

Mike Lynch - Autonomy Corporation PLC - CEO

Thanks very much.

Anthony Bettencourt - Verity Inc. - CEO

We’ll see you later. Thank you. With that, I’d like to turn it over to Steve Springsteel, Verity’s President and Chief Financial Officer, to walk through the financial details of this transaction.

Steve Springsteel - Verity Inc. - President and CFO

Great. Thanks again, Anthony. Now I will review the highlights of the financials of this transaction. As noted in the press release, we’re being acquired by Autonomy for $13.50 of cash per share, which represents a $507 million fully diluted equity value. Net of our current cash position, this represents a $315 million enterprise value.

The acquisition price represents a 72% premium to our enterprise value, a one-day premium of 30% and a 33% premium to our average trading price over the past 30 days.

We believe that this is an excellent outcome to our shareholders. The Board of Directors of both companies have unanimously approved this transaction. Autonomy has announced that they will fund the acquisition from Autonomy and Verity’s existing cash balances and from the proceeds of a fully underwritten rights issue and a term loan of up to $60 million.

We expect the transaction to close in late 2005 to early 2006, and it is conditional upon shareholder votes by both Verity and Autonomy, as well as customary regulatory approvals and other standard conditions. While our shareholder vote will occur along a standard U.S. time frame, based on customer regulatory filings and approvals, Autonomy is a UK-listed company and follows UK security laws, which allow them to make their regulatory filing in advance of announcing this deal. As a result, we believe that Autonomy will most likely be holding their shareholder vote by the end of this month.

Back to you, Anthony.

Anthony Bettencourt - Verity Inc. - CEO

Steve, thanks again. Well, that kind of wraps up our prepared remarks, and this is a momentous occasion for us, certainly. Operator, I would like to open this up for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Drew Brosseau, SG Cowen.

Drew Brosseau - SG Cowen & Co. - Analyst

Congratulations, guys. Just a couple of questions. One, can you give us a little bit of background on how the acquisition process developed? Who else — not necessarily by name, who else you talked to, but how that came about? Did you approach them, did they approach you, and what was that process like, number one?

Number two, for the folks who’ve already called me this morning wondering whether or not this is the best price, what can you tell them about the possibility of other bidders or how that process worked itself out? Thanks.

Anthony Bettencourt - Verity Inc. - CEO

What I can tell you is we were approached, and we’ve — I’ve had a few months to get to know Mike Lynch fairly well. And it’s been a good process. With regards to the others, that information will be in our proxy that we’ll be filing shortly.

Drew Brosseau - SG Cowen & Co. - Analyst

And can you walk through your thought process in terms of agreeing to this price as opposed to any other?

Steve Springsteel - Verity Inc. - President and CFO

Drew, this is Steve. Again, as Anthony mentioned, the kind of the time line of process — the fact that we did conduct conversations with other firms as well will be outlined in our proxy statement. We obviously had, as noted, Morgan Stanley representing us in this transaction, and you can be assured that they performed all of the appropriate diligence to ensure that this is the best possible outcome for our shareholders, as our Board decided as well.

Drew Brosseau - SG Cowen & Co. - Analyst

Okay. And then my last one is can you just talk a little bit about the product overlap to the extent that it exists, and how you’re going to adjust the product line portfolio? I know it’s a little premature, given the legal issues, but just sort of thematically how you might go about doing that?

Anthony Bettencourt - Verity Inc. - CEO

I think it is early for us to discuss that. I’m going to be in the UK this weekend and next week to meet with some investors and whatnot, and I think we will begin some discussions about integration planning. And I think it will be become real obvious when the deal closes we’ve rolled the roadmap — I’d rather kind wait until then.

Operator

Barbie Coffey, Brean Murray.

Barbie Coffey - Brean Murray & Co. - Analyst

Could you speak a bit about the customer overlap, if there is any, and sort of the — were you seeing your customers looking for sort of the advanced — sort of other digital media kind of search versus what you had or sort of that piece of this?

Anthony Bettencourt - Verity Inc. - CEO

First of all, I think the customer overlap right now is actually fairly small. But what was important to us is that Autonomy’s products were designed to integrate with Verity’s products. So the basic integration layer is complete. And yes, we are seeing on occasion those customers that want to add voice and video. Given that we’ve not had those as offerings in our core, we’ve stayed away from those kinds of deal. So, I think one of the real positive things about this once the deal is closed is that we’ll certainly give our customer base access to that advanced technology.

Barbie Coffey - Brean Murray & Co. - Analyst

And when you were speaking earlier, you did confirm you’re going to continue to — the combined entity will support the existing Verity installations?

Anthony Bettencourt - Verity Inc. - CEO

Oh, yes (multiple speakers)

Steve Springsteel - Verity Inc. - President and CFO

Absolutely.

Anthony Bettencourt - Verity Inc. - CEO

Of course. We’ve got 15,000 customers, and we’re very focused on making sure that our product line continues to evolve.

Barbie Coffey - Brean Murray & Co. - Analyst

Thank you a great deal.

Operator

Gentlemen, you have no further questions at this time.

Anthony Bettencourt - Verity Inc. - CEO

Okay, well, we’d like to thank you all for dialing in on such short notice. We’re excited. We’ve got a full day of communications here with our own team ahead of us. So we will let you go. But again, thanks for dialing in, and we look forward to talking to you soon. Thank you, operator.

Steve Springsteel - Verity Inc. - President and CFO

Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.

Additional Information About the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, Verity intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF VERITY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Verity with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Verity may obtain free copies of the documents filed with the SEC by contacting of Verity Investor Relations at 408-542-4472 or Verity, Inc., 894 Ross Dr., Sunnyvale, CA 94089. You may also read and copy any reports, statements and other information filed by Verity with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Verity and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Verity stockholders in favor of the proposed transaction. Certain executive officers and directors of Verity have interests in the transaction that may differ from the interests of stockholders generally, including acceleration of vesting of stock options, benefits conferred under retention, severance and change in control arrangements, and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.